Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FIRST QUARTER 2018 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, May 1, 2018 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the first quarter ended March 31, 2018.

HIGHLIGHTS

•
Q1 2018 cash distribution of $0.480 per common unit paid on April 27, 2018, up 4% quarter over quarter and 59% year over year; implies a 6.7% annualized yield based on April 30, 2018 unit closing price of $28.80

•	Announced proposed election to change tax status from pass-through partnership to a taxable entity; expected to be effective on or after May 10, 2018

•	Q1 2018 net income of $42.9 million and distributable cash flow (as defined below) of $55.0 million

•	Q1 2018 production of 14,122 boe/d (71% oil), up 14% over Q4 2017 and 66% year over year

•	Initiating average production guidance for Q2 2018/Q3 2018 of 15,250 to 16,250 boe/d, the midpoint of which is up 12% from Q1 2018 production

•	Raising full year 2018 production guidance to 15,500 to 16,500 boe/d (71% - 75% oil), up 5% from previous full year 2018 guidance and implies 45% annualized growth over full year 2017 production

•	Closed 21 acquisitions for an aggregate of approximately $158 million in Q1 2018, increasing Viper's mineral assets by 967 net royalty acres to 10,537 total net royalty acres; up 62% year over year

•	Revolving credit facility expected to be increased to $475 million from $400 million with Spring redetermination

•	There were approximately 1,075 active well permits and 27 active rigs on Viper's mineral acreage as of April 30, 2018

“During the first quarter, Viper continued its streak of eight consecutive quarterly distribution increases as a result of both higher production due to organic growth and accretive acquisitions, as well as the tailwind of increasing commodity prices. With strengthening oil prices resulting in continued acceleration across Viper's mineral acreage, we have the conviction to raise the midpoint of our full year production guidance by 5% and expect to achieve annualized production growth of 45% in 2018,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

Mr. Stice continued, “Viper continues to be active in the acquisition market, as we closed 21 deals for over $150 million during the quarter, including our previously announced entrance into the Eagle Ford which continues to outperform expectations. The broader access to capital provided via our recently announced, and soon to be effective, election to change our tax status will allow us to continue to be acquisitive in the highly fragmented private minerals market.”

FINANCIAL UPDATE

Viper's first quarter 2018 average realized prices were $61.43 per barrel of oil, $2.22 per Mcf of natural gas and $24.17 per barrel of natural gas liquids, resulting in a total equivalent price of $49.09/boe, up 17% year over year from $41.80/boe in Q1 2017 and up 12% from the Q4 2017 total equivalent price of $43.76/boe.

During the first quarter of 2018, the Company recorded total operating income of $62.4 million and net income of $42.9 million. Operating income was up 5% quarter over quarter and 86% year over year. Net income was up 2% quarter over quarter and up 108% year over year.

As of March 31, 2018, the Company had a cash balance of $18 million and approximately $160 million available under its revolving credit facility. In connection with its Spring 2018 redetermination, which is expected to close in May 2018, Viper expects to have its borrowing base increased to $475 million from $400 million currently.

FIRST QUARTER 2018 CASH DISTRIBUTION

As previously announced, the Board of Directors of Viper's general partner declared a cash distribution for the three months ended March 31, 2018 of $0.480 per common unit, up 4% quarter over quarter and 59% year over year. This distribution was paid on April 27, 2018 to unitholders of record at the close of business on April 20, 2018.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Viper’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Viper’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Viper, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

ACQUISITION UPDATE

During the first quarter of 2018, Viper acquired 967 net royalty acres for an aggregate purchase price of $158 million bringing Viper's footprint of mineral interests to a total of 10,537 net royalty acres. Diamondback, ConocoPhillips, Devon and EOG Resources serve as primary operators on the recently acquired assets. Viper funded the recent acquisitions with cash on hand and borrowings under its revolving credit facility.

GUIDANCE UPDATE

Below is Viper's updated guidance for the full year 2018, as well as average production guidance for Q2 2018 and Q3 2018.

Viper Energy Partners

Q2/Q3 2018 Net Production – MBoe/d	15.25 - 16.25
Total 2018 Net Production – MBoe/d	15.5 - 16.5
Oil Production - % of Net Production	71% - 75%

Unit costs ($/boe)
Gathering & Transportation	$0.10 - $0.30
DD&A	$9.00 - $11.00
G&A
Cash G&A	$0.75 - $1.25
Non-Cash Unit-Based Compensation	$0.75 - $1.25

Production and Ad Valorem Taxes (% of Revenue) (a)	7%

Capital Budget ($ - Million)
2018 Capital Spend	n/a

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its financial and operating results for the first quarter of 2018 on Wednesday, May 2, 2018 at 9:00 a.m. CT.  Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 2570908. A telephonic replay will be available from 12:00 p.m. CT on Wednesday, May 2, 2018 through Wednesday, May 9, 2018 at 12:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 2570908. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin in West Texas and the Eagle Ford Shale.

About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback's activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork, Bone Spring and Cline formations.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding any pending, completed or future acquisitions discussed above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Operating income:
Royalty income	$62,393	$32,050
Lease bonus income	—	1,602
Other operating income	50	—
Total operating income	62,443	33,652
Costs and expenses:
Production and ad valorem taxes	4,239	2,070
Gathering and transportation	265	143
Depletion	11,525	7,847
General and administrative expenses	2,711	2,142
Total costs and expenses	18,740	12,202
Income from operations	43,703	21,450
Other income (expense):
Interest expense, net	(2,098)	(612)
Gain on revaluation of investment	899	—
Other income (expense), net	392	(186)
Total other expense, net	(807)	(798)
Net income	$42,896	$20,652

Net income (loss) attributable to common limited partners per unit:
Basic and Diluted	$0.38	$0.22
Weighted average number of limited partner units outstanding:
Basic	113,901	94,969
Diluted	113,991	94,979

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended March 31,
	2018	2017	2017
Production Data:
Oil (MBbls)	906	821	584
Natural gas (MMcf)	1,162	1,088	489
Natural gas liquids (MBbls)	171	139	101
Combined volumes (MBOE)(1)	1,271	1,142	767
Daily combined volumes (BOE/d)	14,122	12,413	8,519
% Oil	71%	72%	76%

Average sales prices:
Oil, realized ($/Bbl)	$61.43	$53.03	$49.40
Natural gas realized ($/Mcf)	2.22	2.63	2.76
Natural gas liquids ($/Bbl)	24.17	25.53	18.34
Average price realized ($/BOE)	49.09	43.76	41.80

Average Costs (per BOE)
Production and ad valorem taxes	$3.34	$2.57	$2.70
Gathering and transportation expense	0.21	0.26	0.19
General and administrative - cash component	1.12	0.77	1.73
Total operating expense - cash	$4.67	$3.60	$4.62

General and administrative - non-cash component	$1.01	$0.31	$1.06
Interest expense	1.65	0.92	0.80
Depletion	9.07	10.45	10.24

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income plus interest expense, net, non-cash unit-based compensation expense, depletion and gain on revaluation of investments. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Viper’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income.

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended March 31,
	2018	2017	2017
Net income	$42,896	$42,070	$20,652
Interest expense, net	2,098	1,050	612
Non-cash unit-based compensation expense	1,288	356	819
Depletion	11,525	11,932	7,847
Gain on revaluation of investment	(899)	—	—
Adjusted EBITDA	$56,908	$55,408	$29,930

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	(1,952)	(2,975)	(480)
Cash available for distribution	$54,956	$52,433	$29,450

Limited Partner units outstanding	113,882	113,882	97,575

Cash available for distribution per limited partner unit	$0.480	$0.460	$0.302

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.